Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Contact:	Press Contact:
Joe Hassett	Katie Nicolai Kennedy
Senior Vice President	Senior Account Executive
Gregory FCA	Gregory FCA
610-228-2110	610-228-2128
joeh@gregcomm.com	katiek@gregcomm.com

USA TECHNOLOGIES APPOINTS TWO NEW DIRECTORS

Addition of Steve Illes and Frank Petito Adds Significant Experience and Knowledge to the Board

MALVERN, PA, January 20, 2012 -- USA Technologies, Inc. (NASDAQ: USAT), a leader of wireless, cashless payment and M2M telemetry solutions for self-serve, small-ticket retailing industries, today announced that Steve G. Illes and Frank A. Petito, III, have been appointed to the Board of Directors to fill existing vacancies on the Board. This appointment increases the Company’s Board of Directors to eight members, and the Company anticipates filling the remaining vacancy on its Board in the near future.

“I am pleased to welcome Frank and Steve to our Board of Directors,” said Stephen P. Herbert, Chairman and Chief Executive Officer of USA Technologies, Inc.  “The addition of these accomplished business leaders will add significant experience and knowledge to our Board. Frank Petito is a seasoned executive with a breadth of experience at both large and small companies. He has a track record of successfully operating in a high growth, technology environment as well as executing mergers and acquisitions. Steve Illes brings more than 30 years of experience in technology and other industries, as well as in financing start-up and new technology companies. Steve has also been a longtime shareholder of the Company.  We are looking forward to Frank and Steve’s contributions as we work to drive growth and build shareholder value.”

Steven Barnhart, Chairman of the Nominating Committee and lead independent director, stated “In our search for Director candidates, the Nominating Committee targeted specific skill sets in order to enhance the capabilities of our Board, and we are very pleased that we are adding two talented new Directors who possess these skills.”

Frank A. Petito, III, age 43, is President of Orbitz for Business, and has served as Senior Vice President of Corporate Development for Orbitz Worldwide, Inc., which he joined in 2002. Mr. Petito started his career as an investment banker at Morgan Stanley and was a Vice President of mergers and acquisitions at Hambrecht & Quist, a technology-focused investment bank in San Francisco. Mr. Petito obtained his MBA from Stanford Graduate School of Business and his undergraduate degree from Princeton University.

Steve G. Illes, age 66, is an accomplished entrepreneur and investor. Mr. Illes is currently co-founder of InTherapeutics, an early pioneering balloon catheter company, and also has financed start-up and new technology companies. In 1986, he started Unique Plastics, which produced high-volume medical device products for Fortune 500 corporations such as Baxter and Kendall-McGaw Laboratories, and in 1990 he sold his interest in Unique Plastics. Mr. Illes began his career with engineering management positions in the space and medical device industry. Mr. Illes graduated with an engineering degree in Toronto, Canada.

About USA Technologies:

USA Technologies is a leader in wireless, cashless payment and M2M telemetry solutions for self-serve, small-ticket retailing industries USA Technologies provides networked credit card and other non-cash systems in the vending, commercial laundry, hospitality and digital imaging industries. The Company has been granted 79 patents and has agreements with Verizon, Visa, Compass, Crane and others. Visit our website at www.usatech.com.

Forward-looking Statements:

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation the financial position, anticipated connections to our network, business strategy and the plans and objectives of the Company's management for future operations, are forward-looking statements. When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business, financial market and economic conditions, including but not limited to, the ability of the Company to retain key customers from whom a significant portion of its revenues is derived; whether the Company’s customers continue to operate or commence operating ePorts received under the Jumpstart program or otherwise at levels currently anticipated by the Company; the ability of the Company to compete with its competitors to obtain market share; the ability of the Company to obtain widespread commercial acceptance of it products; whether the recent significant increase in the interchange fees to be charged by Visa and MasterCard for small ticket debit card transactions would adversely affect our business, including our revenues, gross profits, and anticipated future connections to our network; whether not accepting any debit cards with interchange fees that are higher than the rates provided under the Visa Agreement would adversely affect our business, including our revenues, gross profits, and anticipated future connections to our network; and whether the Company's existing or anticipated customers purchase ePort devices in the future at levels currently anticipated by the Company. Readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release speaks only as of the date of this release. Unless required by law, the Company does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

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